Exhibit (e)(2)

AMENDMENT TO DISTRIBUTION AGREEMENT

THIS AMENDMENT TO DISTRIBUTION AGREEMENT (this “Amendment”), effective as of October 1, 2023, by and among Waycross Independent Trust, a Delaware statutory trust (the “Trust”), and Ultimus Fund Distributors, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Distribution Agreement dated August 1, 2020 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	Section 12 of the Agreement hereby is deleted in its entirety and replaced with the following:

12.	Effective Period of this Agreement.

This Agreement shall remain in effect for a period of two (2) years from October 1, 2023 (unless terminated as set forth in Section 11), and shall continue in effect from year to year thereafter, subject to annual approval of such continuance by the Board of Trustees of the Trust, including the approval of a majority of the Trustees of the Trust who are not interested persons of the Trust or of Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)	Schedule B to the Agreement hereby is deleted in its entirety and replaced with Schedule B attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

WAYCROSS INDEPENDENT TRUST		ULTIMUS FUND DISTRIBUTORS, LLC

By:		By:
	Christopher Herb		Kevin Guerette
	Vice President		President

SCHEDULE B

dated October 1, 2023

to the

DISTRIBUTION AGREEMENT

between

WAYCROSS INDEPENDENT TRUST

and

ULTIMUS FUND DISTRIBUTORS, LLC

dated August 1, 2020

FEES AND EXPENSES

For the services provided under the Distribution Agreement, Distributor shall be entitled to receive an annual fee of $6,000, paid in monthly installments, from each Fund listed on Schedule A and/or from the investment advisor(s) to such Fund(s) for the twelve-month period beginning October 1, 2023.

For the twelve-month period beginning October 1, 2024, Distributor shall be entitled to receive an annual fee of $7,500, paid in monthly installments, from each Fund listed on Schedule A and/or from the investment advisor(s) to such Fund(s).

For the twelve-month period beginning October 1, 2025, Distributor shall be entitled to receive an annual fee of $9,000, paid in monthly installments, from each Fund listed on Schedule A and/or from the investment advisor(s) to such Fund(s).

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